Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

January 27, 2017

Regulus Therapeutics Inc.

10614 Science Center Drive

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 2,616,992 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 2,116,992 shares (the “2012 Plan Shares”) reserved for issuance pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), and (ii) 500,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2012 Plan and the 2012 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2012 Plan Shares, when sold and issued in accordance with the 2012 Plan and applicable stock option agreement, and the ESPP Shares, when sold and issued in accordance with the 2012 ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com

Regulus Therapeutics Inc.

January 27, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll, Esq.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com